UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.   )
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Healthcare Trust of America, Inc.
(Name of Registrant as Specified In Its Charter)

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The Promenade 16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 480.998.3478 www.htareit.com

September 29, 2011

Dear Stockholder:

On behalf of the Board of Directors, I invite you to attend the 2011 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. The meeting will be held on November 9, 2011 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254. We look forward to your attendance.

Attached are the Notice of Annual Meeting of Stockholders and proxy statement. They describe the formal business to be acted upon by the stockholders.

At the annual meeting, we will present a report on the status of our business, our portfolio of properties and other related matters. Our stockholders will have an opportunity to ask questions at the meeting.

Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2011 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2011 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. You may do this by completing, signing and dating the accompanying proxy card and returning it via fax to (781) 633-4036 or in the accompanying self-addressed postage-paid return envelope. You also may authorize your proxy via the internet at www.eproxy.com/hta or by telephone by dialing toll-free (866) 977-7699. Please follow the directions provided in the proxy statement. This will not prevent you from voting in person at the 2011 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2011 Annual Meeting of Stockholders.

YOUR VOTE COUNTS. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

/s/  Scott D. Peters
Scott D. Peters
Chief Executive Officer, President and
Chairman

The Promenade 16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 480.998.3478 www.htareit.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 9, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on November 9, 2011 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, for the following purposes:

1. Election of Directors.  To consider and vote upon the election of the six director nominees named in this proxy statement, each for a term of one year and until his successor is duly elected and qualifies;

2. Advisory Vote on Named Executive Officer Compensation.  To consider and hold an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement;

3. Advisory Vote on Frequency of Future Advisory Votes on Named Executive Officer Compensation.  To consider and hold an advisory vote on the frequency of holding future advisory votes on named executive officer compensation;

4. Ratification of Auditors.  To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5. Other Business.  To transact such other business as may properly come before the 2011 Annual Meeting of Stockholders and any postponement or adjournment thereof.

These items are discussed in the accompanying proxy statement. The proxy statement is made part of this notice. Our stockholders of record on September 8, 2011 are entitled to vote at the 2011 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. We reserve the right, in our sole discretion, to postpone or adjourn the 2011 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. The proxy solicitation materials are being mailed to stockholders on or about September 29, 2011.

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 9, 2011: The proxy statement, proxy card and 2010 annual report are available at www.eproxy.com/hta.

Please sign and date the accompanying proxy card and return it promptly by fax to (781) 633-4036 or in the accompanying self-addressed postage-paid return envelope, whether or not you plan to attend the meeting. You also may authorize a proxy electronically via the internet at www.eproxy.com/hta or by telephone by dialing toll-free (866) 977-7699. Instructions are included with the proxy card. Your vote is important to us and thus we urge you to get your ballot in early. You may revoke your proxy at any time prior to its exercise. If you attend the 2011 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously have returned your proxy card or authorized a proxy electronically or telephonically.

By Order of the Board of Directors,

/s/  Kellie S. Pruitt
Kellie S. Pruitt
Secretary

September 29, 2011

HEALTHCARE TRUST OF AMERICA, INC.
The Promenade
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
Telephone: (480) 998-3478

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Healthcare Trust of America, Inc., or HTA, for use in voting at the 2011 Annual Meeting of Stockholders, or the annual meeting, to be held on November 9, 2011 at 9:00 a.m. local time, at The Westin Kierland & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. The proxy solicitation materials are being mailed to stockholders on or about September 29, 2011.

The following questions and answers relate to the 2011 Annual Meeting of Stockholders.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote upon the following:

•	the election of the six director nominees named in this proxy statement, each to hold office for a one-year term expiring at the 2012 Annual Meeting of Stockholders and until his successor is duly elected and qualifies;

•	an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement;

•	an advisory vote on the frequency of holding future advisory votes on named executive officer compensation; and

•	the ratification of the appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Management will also report on our accomplishments to date, including our business and our portfolio of properties. Management will also respond to questions from stockholders. In addition, representatives of Deloitte are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from the stockholders.

What are the Board of Directors’ voting recommendations?

The Board of Directors recommends that you vote or authorize a proxy to vote your shares:

•	FOR all of the nominees named in this proxy statement for election as directors;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

•	FOR the approval, on a non-binding, advisory basis, of triennial advisory votes on named executive officer compensation; and

•	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2011.

What happens if additional proposals are presented at the annual meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on September 8, 2011, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date at the annual meeting, or any postponements or adjournments of the annual meeting. As of the record date, we had 227,967,902 shares of common stock issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held as of the record date.

What are “routine” and “non-routine” matters and how are broker non-votes counted?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular non-routine proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. A broker or other nominee holding shares for a beneficial owner may generally vote on routine matters without receiving voting instructions. The election of nominees for the Board (Proposal No. 1), the advisory vote on named executive officer compensation (Proposal No. 2) and the advisory vote on the frequency of future advisory votes on named executive officer compensation (Proposal No. 3) are considered non-routine matters, and, therefore, a broker or nominee may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with such proposals. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2011(Proposal No. 4) is considered a routine matter, and, therefore, a broker or nominee may vote shares held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with such proposal. Pursuant to Maryland law, broker non-votes and abstentions are not included in the determination of the shares of common stock voting on proposals 1, 2, and 3, but are counted for quorum purposes.

What constitutes a quorum?

If a majority of all of the shares outstanding and entitled to vote on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present.

How do I authorize a proxy to vote my shares at the annual meeting?

You can authorize a proxy to vote your shares by mail, fax, telephone or internet, following the instructions set forth below and on the proxy card.

•	Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed postage-paid return envelope. Completed proxy cards must be received by November 8, 2011.

•	Fax — Stockholders may authorize a proxy by completing the accompanying proxy card and faxing it to (781) 633-4036 until 5:00 p.m. Mountain Standard Time on November 8, 2011.

•	Telephone — Stockholders may authorize a proxy by telephone by dialing toll-free at (866) 977-7699 until 5:00 p.m. Mountain Standard Time on November 8, 2011.

•	Internet — Stockholders may authorize a proxy electronically using the internet at www.eproxy.com/hta until 5:00 p.m. Mountain Standard Time on November 8, 2011.

Can I revoke my proxy after I return my proxy card or after I authorize a proxy by telephone or over the internet?

You may revoke your proxy at any time before the proxy is exercised at the annual meeting by:

•	delivering to our Secretary a written notice of revocation;

•	attending the annual meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);

•	returning a properly signed proxy card bearing a later date than your first proxy card (if received before the annual meeting); or

•	authorizing a later dated proxy using the telephone or internet (if received before the deadline for telephone or internet proxies).

If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What vote is required to approve each proposal that comes before the annual meeting?

Election of directors.  To elect a director nominee, the affirmative vote of a majority of the shares of our common stock present in person or by proxy at a meeting at which a quorum is present must be cast in favor of the nominee. This means that a director nominee needs to receive more votes for his election than withheld from or present but not voted in his election in order to be elected to the Board of Directors. Because of this requirement, “withhold” votes will have the effect of a vote against each nominee for director. Broker non-votes will be treated as not entitled to vote on this proposal and therefore will not affect the outcome. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he will continue to serve as a “holdover” director until his successor is duly elected and qualifies.

Advisory vote on named executive officer compensation.  The affirmative vote of a majority of all votes cast at a meeting at which is a quorum is present is required for the non-binding, advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.

Advisory vote on frequency of advisory vote on named executive officer compensation.  The option of one year, two years or three years that receives a majority of all of the votes cast at a meeting at which a quorum is present will be the frequency for the advisory vote on executive compensation that has been recommended by the stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the outcome. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders.

Ratification of auditors.  To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed to be a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.

What is an “advisory vote”?

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (Proposal No. 2) and how frequently we should seek an advisory vote on the compensation of our named executive officers (Proposal No. 3). As advisory, the stockholder votes are not binding on HTA, our Board of Directors or the Compensation Committee. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will take them into consideration when making future decisions regarding executive compensation and the frequency of the advisory vote to approve named executive officer compensation as it deems appropriate.

How can I find the results of the annual meeting?

Preliminary results will be announced at the annual meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four business days after the annual meeting.

What happens if the meeting is postponed or adjourned?

Your proxy will still be effective and will be voted at the rescheduled annual meeting. You will still be able to change or revoke your proxy until it is voted.

Will my vote make a difference?

Yes! Your vote is needed to ensure that the proposals can be acted upon. Unlike most other public companies, no large brokerage houses or affiliated groups of stockholders own substantial blocks of our shares. As a result, a large number of our stockholders must be present in person or by proxy at the annual meeting to constitute a quorum. AS A RESULT, YOUR VOTE IS VERY IMPORTANT EVEN IF YOU OWN ONLY A SMALL NUMBER OF SHARES! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder proxies. We encourage you to participate in the governance of HTA and welcome your attendance at the annual meeting.

Who will bear the costs of soliciting votes for the meeting?

HTA will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Boston Financial Data Services to assist us in connection with the solicitation of proxies for the annual meeting. We expect to pay approximately $200,000 for such services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

How do I get additional copies of SEC filings?

Copies of HTA’s financial reports, including its reports to the Securities and Exchange Commission, or the SEC, filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about our company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements include information concerning possible or assumed future results of operations of our company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	If current market and economic conditions do not improve or worsen, our business, results of operations, cash flows, financial condition and access to capital may be adversely affected;

•	Our growth will partially depend upon future acquisitions of properties, and we may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations;

•	We depend on tenants for our revenue, and accordingly, lease expirations, terminations and/or tenant defaults particularly by one of our large tenants, could adversely affect the income produced by our properties, which may harm our operating performance;

•	We face considerable competition in the leasing market and may be unable to renew existing leases or re-let space on terms similar to the existing leases, or we may expend significant capital in our efforts to re-let space, which may adversely affect our operating results;

•	Adverse market and economic conditions may negatively affect us and could cause us to recognize impairment charges or otherwise impact our performance;

•	Changes in economic conditions generally and the real estate and healthcare markets specifically;

•	Legislative and regulatory changes impacting the healthcare industry, including the implementation of the healthcare reform legislation enacted in 2010;

•	The success of our strategic alternatives, including potential liquidity alternatives;

•	The availability of cash flow from operating activities for distributions;

•	We depend on key personnel, each of whom would be difficult to replace;

•	Our failure to remain qualified as a REIT could adversely affect our operations and ability to make distributions;

•	Economic and regulatory changes, including changes in accounting principles generally accepted in the United States of America, or GAAP, and changes impacting real estate investment trusts, or REITs, including their taxation;

•	The success of our real estate strategies and investment objectives;

•	Costs of complying with governmental laws and regulations;

•	Uncertainties associated with environmental and other regulatory matters;

•	Changes in the credit markets and the impact of such changes on our ability to obtain debt and equity capital; and

•	The risk factors set forth in our 2010 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the periods ended March 31, 2011 and June 30, 2011.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, us.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Background

The Board of Directors currently consists of six directors. Our bylaws provide for a minimum of three and a maximum of 15 directors and that our directors each serve a term of one year, but may be re-elected. The Board of Directors has nominated Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe, each for a term of office commencing on the date of the 2011 Annual Meeting of Stockholders and ending on the date of the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Each of Messrs. Peters, Blair, DeWald, Fix, Mathis and Wescombe currently serves as a member of the Board of Directors. The Board of Directors believes the nominees have played and will continue to play a vital role in our management and operations and the continued growth and success of our company.

Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR ALL NOMINEES” who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on the Board of Directors for a one-year term and until his successor is duly elected and qualifies. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or executive officers of HTA. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that such nominees have agreed to serve as our directors if elected.

Information about Director Nominees

Biographical Information

The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Name	Age	Position	Term of Office

Scott D. Peters	53	Chief Executive Officer, President and Chairman of the Board	Since 2006
W. Bradley Blair, II	68	Independent Director	Since 2006
Maurice J. DeWald	71	Independent Director	Since 2006
Warren D. Fix	73	Independent Director	Since 2006
Larry L. Mathis	68	Independent Director	Since 2007
Gary T. Wescombe	68	Independent Director	Since 2006

Scott D. Peters has served as our Chairman of the Board since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company, or Grubb & Ellis, our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis, from its formation in September 2006 and as its Chairman of the Board from December 2007 to July 2008. Mr. Peters served as Chief Executive Officer of Grubb & Ellis Realty Investors from November 2006 to July 2008, having served from September 2004 to October 2006, as its Executive Vice President and Chief Financial Officer. Mr. Peters also served as an executive officer of certain affiliates of Grubb & Ellis, NNN Realty Advisors and Grubb & Ellis Realty Investors, including certain sponsored real estate investments trusts. He served as a director of Apartment Trust of America (formerly Grubb & Ellis Apartment REIT, Inc.) from April 2007 to June 2008. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (AMEX:PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Senior Vice President and Chief Financial Officer of the Pacific Holding Company in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Homes, Inc. Mr. Peters received his B.B.A. degree in Accounting and Finance from Kent State University.

W. Bradley Blair, II has served as an independent director of our company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. from the time of its formation and initial public offering in 1997 as a REIT until his resignation and retirement in November 2007. During such term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair earned a B.S. degree in Business from Indiana University in Bloomington, Indiana and his Juris Doctorate degree from the University of North Carolina School of Law.

Maurice J. DeWald has served as an independent director of our company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a director of Targeted Medical Pharma, Inc. and Emmaus Holdings, Inc. and as non-executive Chairman of Integrated Healthcare Holdings, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors as well as the managing partner of the Orange County, Los Angeles, and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald holds a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Warren D. Fix has served as an independent director of our company since September 2006. He is the Chairman of FDW, LLC, a real estate investment and management firm. Mr. Fix also serves as a director of First Financial Advisors, First Foundation Bank, Accel Networks, and CT Realty Investors. Until November of 2008, when he completed a process of dissolution, he served for five years as the chief executive officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, chief financial officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and a development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, within The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his B.A. degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.

Larry L. Mathis has served as an independent director of our company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance, and strategy and is the author of The Mathis Maxims, Lessons in Leadership. For over 35 years, Mr. Mathis has held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis is the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, including the last 14 years as CEO before his retirement in 1997. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives, and has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the compensation committee of Centerpulse, Inc., and from 2004 to present a member of the board and Chairman of the Nominating and Governance Committee of Alexion Pharmaceuticals, Inc., both U.S. publicly traded companies. Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University and a M.A. degree in Health Administration from Washington University in St. Louis, Missouri.

Gary T. Wescombe has served as an independent director of our company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from California State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.

Board Experience and Director Qualifications

Our Board of Directors has diverse and extensive knowledge and expertise in industries that are of particular importance to us, including the real estate and healthcare industries. This knowledge and experience includes acquiring, financing, developing, constructing, leasing, managing and disposing of both institutional and non-institutional commercial real estate. In addition, our Board of Directors has extensive and broad legal, auditing and accounting experience. Our Board of Directors has numerous years of hands-on and executive commercial real estate experience drawn from a wide range of disciplines. Each director was nominated to the Board of Directors on the basis of the unique skills he brings to the Board, as well as how such skills collectively enhance our Board of Directors. On an individual basis:

•	Our Chairman, Mr. Peters, has over 20 years of experience in managing publicly traded real estate investment trusts and brings insight into all aspects of our business due to both his current role and his history with our company. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and launching of our company, as well as our current investment strategy.

•	Mr. Blair provides broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 35 years, including over 10 years as CEO, president and Chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

•	Mr. DeWald, based on his 30 year career with the international accounting and auditing firm of KPMG LLP, offers substantial expertise in accounting and finance. Mr. DeWald also has over 15 years of experience as a director of a number of companies in the healthcare, financial, banking and manufacturing sectors.

•	Mr. Fix offers financial and management expertise, with particular industry knowledge in real estate, hospitality, agriculture and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors, for over 40 years.

•	Mr. Mathis brings extensive experience in the healthcare industry, having held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States for over 35 years, including serving as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. He is the founding president and CEO of The Methodist Hospital System in Houston, Texas, and has served as an executive consultant in the healthcare sector for over ten years.

•	Mr. Wescombe provides expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and/or director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young, LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

The Board of Directors recommends a vote “FOR ALL NOMINEES” named above for election as directors.

EXECUTIVE OFFICERS

The following table and biographical descriptions set forth information with respect to our executive officers:

Name	Age	Position	Term of Office

Scott D. Peters	53	Chief Executive Officer, President and Chairman of the Board	Since 2006
Kellie S. Pruitt	45	Chief Financial Officer, Secretary and Treasurer	Since 2009
Mark D. Engstrom	52	Executive Vice President — Acquisitions	Since 2009

For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Information about Director Nominees” above.

Kellie S. Pruitt has served as our Chief Financial Officer since May 2010, as our Treasurer since April 2009, and as our Secretary since July 2009. She also served as our Chief Accounting Officer from January 2009 until May 2010, as our Assistant Secretary from March 2009 to July 2009, and as our Controller for a portion of January 2009. From September 2007 to December 2008, Ms. Pruitt served as the Vice President, Financial Reporting and Compliance, for Fender Musical Instruments Corporation. Prior to joining Fender Musical Instruments Corporation in 2007, Ms. Pruitt served as a senior manager at Deloitte & Touche LLP, from 1995 to 2007, serving both public and privately held companies primarily concentrated in the real estate and consumer business industries. She graduated from the University of Texas with a B.A. degree in Accounting and is a member of the AICPA. Ms. Pruitt is a Certified Public Accountant licensed in Arizona and Texas.

Mark D. Engstrom has served as our Executive Vice President — Acquisitions since July 2009. From February 2009 to July 2009, Mr. Engstrom served as our independent consultant providing acquisition and asset management support. Mr. Engstrom has 24 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom graduated from Michigan State University with a B.A. degree in Pre-Law and Public Administration and a Masters Degree from the University of Minnesota in Hospital and Healthcare Administration.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors held 18 meetings during the fiscal year ended December 31, 2010. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the period for which he served as a director and the total number of meetings held by all committees of the Board of Directors on which he served during the periods in which he served.

Board Leadership Structure

The Board of Directors believes it is important to select its Chairman and the company’s Chief Executive Officer in the manner it considers in the best interests of the company at any given point in time. The members of the Board of Directors possess considerable business experience and in-depth knowledge of the issues our company faces, and are therefore in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Board of Directors believes that the most effective leadership structure for the company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board and management and provides unified leadership for carrying out our strategic initiatives and business plans.

Director Attendance at Annual Stockholder Meetings

Although we have no policy with regard to attendance by the members of the Board of Directors at our annual stockholder meetings, we invite and encourage the members of the Board of Directors to attend our annual stockholder meetings to foster communication between stockholders and the Board of Directors. All six members of the Board of Directors attended the 2010 annual meeting of stockholders.

Contacting the Board of Directors

Any stockholder who desires to contact members of the Board of Directors may do so by writing to: Healthcare Trust of America, Inc., Board of Directors, The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.

Director Independence

We have a six-member Board of Directors. Our charter provides that a majority of the directors must be “independent directors.” One of our directors, Scott D. Peters, is affiliated with us and we do not consider him to be an independent director. Our remaining directors qualify as “independent directors” as defined in our charter in compliance with the requirements of the NASAA Guidelines. As currently defined in our charter, the term “independent director” means:

“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”

Each of our independent directors would also qualify as independent under the rules of the New York Stock Exchange, or the NYSE, and our Audit Committee members would qualify as independent under the NYSE’s rules applicable to Audit Committee members. However, our stock is not currently listed on the NYSE.

Risk Management

The Board of Directors and each of its committees play an important role in overseeing the management of our company’s risks. The Board regularly reviews our material risks and exposures, including operational, strategic, financial, legal and regulatory risks. Management is responsible for identifying the material risks facing our company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board of Directors and appropriate committees of our Board. Our Board of Directors, through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment and Risk Management Committees, provides Board level oversight of these risk management activities.

The Risk Management Committee has primary responsibility at the Board level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management and our independent auditors any significant risks or exposures faced by us, the steps management has taken to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Nominating and Corporate Governance Committee reviews the management of risks relating to compliance and our corporate governance policies, while the Investment Committee reviews acquisition and other investment-related risks.

Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these Board committees through the reports each committee delivers to the full Board following each of its regular committee meetings. In addition, members of management responsible for managing our risk formally report to the full Board regarding enterprise risk management annually and also provide informal updates periodically throughout the year to the full Board and to individual committees of the Board.

Committees of the Board of Directors

Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.

Audit Committee.  Our Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. Under our Audit Committee charter, the Audit Committee will always be comprised solely of independent directors. The Audit Committee is currently comprised of Messrs. Blair, DeWald, Fix, Mathis and Wescombe, all of whom are independent directors. Mr. DeWald currently serves as the chairman and has been designated as the Audit Committee financial expert.

The Audit Committee has adopted a written charter under which it operates. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Audit Committee held eight meetings during the fiscal year ended December 31, 2010.

Compensation Committee.  The primary responsibilities of our Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our executive officers, prepare the report on executive compensation for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. In 2010 and 2011, the Compensation Committee engaged Towers Watson as its independent compensation consultant. In this capacity, Towers Watson reports directly to the Compensation Committee, and the Compensation Committee directs Towers Watson’s work. Towers Watson has provided the Compensation Committee with advice regarding Mr. Peters’ compensation, as well as compensation of other executive officers and non-employee directors in 2010 and 2011.

Under our Compensation Committee charter, the Compensation Committee will always be comprised solely of independent directors. The Compensation Committee is currently comprised of Messrs. Blair, DeWald, Fix and Wescombe, all of whom are independent directors. Mr. Wescombe currently serves as the chairman.

The Compensation Committee has adopted a written charter under which it operates. Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem necessary or advisable in its sole discretion. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Compensation Committee held 12 meetings during the fiscal year ended December 31, 2010. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee’s primary purposes are to identify qualified individuals to become members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program. The Nominating and Corporate Governance Committee is currently comprised of Messrs. Blair, Fix and Mathis, all of whom are independent directors. Mr. Fix currently serves as the chairman.

The Nominating and Corporate Governance Committee has adopted a written charter under which it operates. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended December 31, 2010.

The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by stockholders. Recommendations should be delivered to: Healthcare Trust of America, Inc., Board of Directors, the Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder. Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not less than 120 days prior to any meeting at which directors are to be elected.

Notice of proposed stockholder nominations for director must be delivered not less than 120 days prior to any meeting at which directors are to be elected. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to: Healthcare Trust of America, Inc., Board of Directors, The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (1) be an individual of high character and integrity; (2) be accomplished in his or her respective field, with superior credentials and recognition; (3) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (4) have sufficient time available to devote to our affairs; (5) represent the long-term interests of our stockholders as a whole; and (6) represent a diversity of background and experience. We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board as a whole when identifying and selecting nominees for the Board of Directors.

Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Investment Committee.  Our Investment Committee’s primary function is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject but not to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also plays an active role in overseeing the management of our portfolio, including budgeting and asset management. The Investment Committee is currently comprised of Messrs. Blair, Fix, Peters and Wescombe. Messrs. Blair, Fix and Wescombe are independent directors. Mr. Blair currently serves as the chairman.

The Investment Committee has adopted a written charter under which it operates. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Investment Committee held 15 meetings during the fiscal year ended December 31, 2010.

Risk Management Committee.  Our Risk Management Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our management team, general counsel and auditors: (1) material risks or exposures associated with the conduct of our business; (2) internal risk management systems management has implemented to identify, minimize, monitor or manage such risks or exposures; and (3) management’s policies and procedures for risk management. The Risk Management Committee is currently comprised of Messrs. Blair, DeWald and Mathis, all of whom are independent directors. Mr. Mathis currently serves as the chairman.

The Risk Management Committee has adopted a written charter under which it operates. The charter is available on our website at www.htareit.com/investor-relations/corporate-governance/. The Risk Management Committee held four meetings during the fiscal year ended December 31, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2010 by the following individuals, whom we refer to as our named executive officers:

•	Scott D. Peters, President, Chief Executive Officer and Chairman of the Board;

•	Kellie S. Pruitt, Chief Financial Officer, Secretary and Treasurer; and

•	Mark D. Engstrom, Executive Vice President — Acquisitions.

Executive Summary

Through our executive compensation program, we strive to attract, retain and motivate talented executives and link the compensation realized by our executive officers to the achievement of financial and strategic corporate goals and individual goals. Our executive compensation program emphasizes variable pay, and a significant portion of total annual direct compensation is in the form of equity awards that vest over time. Our approach to performance-based compensation provides balanced incentives for our executive officers that align their interests with our stockholders.

The following is a brief overview of the information provided in this Compensation Discussion and Analysis.

•	We achieved strong financial performance in 2010, and we believe that our executive officers were instrumental in helping us to achieve these results. As of December 31, 2010, we owned a healthcare real estate portfolio with a value, based on purchase price, of approximately $2.27 billion. We continued to focus on maintaining a strong balance sheet in 2010, with leverage levels in the low 30% range. For the year ended December 31, 2010, we realized an approximately 63% increase in our net operating income, or NOI, for the year ended December 31, 2010 as compared to the year ended December 31, 2009 and an approximately 163% increase compared to the year ended December 31, 2008. Additionally, during the year ended December 31, 2010, our funds from operations, or FFO, was $69.4 million, a 145% increase compared to the year ended December 31, 2009 and a 698% increase compared to the year ended December 31, 2008. Finally, net loss decreased 68% from $24.8 million for the year ended December 31, 2009 to $7.9 million for the year ended December 31, 2010.

•	The objective of our compensation program is to provide compensation packages that take into account the scope of the duties and responsibilities of each executive officer, as well as reward the achievement of specific short-, medium- and long-term strategic goals. Aligning the interests of key employees with stockholders and retaining a top quality management team are also important objectives.

•	Our goal is to be competitive with our compensation packages, but we do not benchmark to any particular percentile within our peer group or otherwise target any element of compensation at a particular level or quartile within our peer group.

•	Compensation for 2010 for our executives included cash in the form of base salary and annual bonuses and equity in the form of restricted stock.

•	Each of our named executive officers has an employment agreement that provides for severance pay if the executive’s employment is terminated in certain circumstances.

•	We do not presently offer any perquisites to our named executive officers, other than payment of 100% of the premiums for the health care coverage of each of our executive’s dependents under our group health plan.

Compensation Philosophy and Objectives

Our objective is to provide compensation packages that take into account the scope of the duties and responsibilities of each executive officer. Our executive compensation packages reflect the increased level of responsibilities and scope of duties attendant with our self-management model, the increase in the size of our company, and our focus on performance-based compensation. We completed the transition to self-management in the third quarter of 2009. In addition, we strive to provide compensation that rewards the achievement of specific short-, medium- and long-term strategic goals, and aligns the interests of key employees with stockholders. The compensation paid to the executives is designed to achieve the right balance of incentives, appropriately reward our executives and maximize their performance over the long-term. We recognize the importance of our compensation system being properly aligned with our current business model and strategic plans.

Another key priority for us today and in the future is to attract, retain and motivate a top quality management team. In order to accomplish this objective, the compensation paid to our executives must be competitive in the marketplace.

In furtherance of these objectives, we refrain from using highly leveraged incentives that drive risky, short-term behavior. By rewarding short-, medium- and long-term performance, we are better positioned to achieve the ultimate objective of increasing stockholder value.

Ongoing Assessment of Compensation Program

The Compensation Committee and the Board of Directors conduct ongoing comprehensive reviews of our compensation program to ensure it meets our primary objective — to reward demonstrated performance and to incentivize future performance by our management and Board of Directors, which results in added value to our company and our stockholders, in the short, mid, and long term. The Compensation Committee and the Board of Directors as a whole recognize that an effective compensation structure is critical to our success now and in the future. A key element of this ongoing compensation review is to look at our company today as a self-managed entity and to take into account our future strategic direction and objectives, including potential stockholder value enhancement and liquidity events. Our compensation structure needs to be both competitive and focused on aligning the performance by our executives and employees with a fair reward system.

Over the past year, we have adjusted our strategic plans to ensure our company is in the best position to proactively respond to changes in our economy and to continue to take advantage of strategic stockholder value enhancement opportunities. We recognize that our compensation program must be structured to promote and timely implement such changes, including changes in our corporate strategies, different timeframes, changes in scope of work, changes in the potential value and application of previously contemplated incentive programs, extraordinary performance and other factors. The Compensation Committee and Board of Directors are actively reviewing various compensation structures, such as Long-Term Incentive Plans, for possible implementation in the future, with the objective of designing a customized compensation program best complements our company. The Compensation Committee has been working closely with Towers Watson & Co., an independent compensation consultant, to assist and advise the Compensation Committee with this review. The Compensation Committee may also engage additional consultants as part of this process. After such review is completed, the Compensation Committee and our Board of Directors intends to make changes to the current compensation structure, including, without limitation, the establishment of performance compensation based on early and mid-range liquidity and other stockholder value enhancement actions and changes to the employee retention program discussed below.

Our Business and Performance

During 2010, we continued to execute our business plan, generate stockholder value and position our company for continued 2011 growth. We believe that our executive officers were instrumental in helping us to achieve these results. Highlights of our performance include:

Equity Proceeds.  On March 19, 2010, we successfully launched a follow-on offering to raise up to $2.2 billion. Under the follow-on offering, we raised approximately $506 million during the year ended December 31, 2010, excluding shares issued under the DRIP. On February 28, 2011, we terminated our follow-on offering, except for sales pursuant to the DRIP. In aggregate, we have raised approximately $2.2 billion in equity proceeds since our inception, excluding proceeds associated with shares issued under the DRIP.

Acquisitions.  During 2010, we purchased a substantial amount of assets, investing approximately $806 million in 24 new portfolio acquisitions. These acquisitions consist of over 3.5 million square feet of GLA, with approximately 96% occupancy as of December 31, 2010. During the six months ended June 30, 2011, we completed one new portfolio acquisition and expanded two of our existing portfolios through the purchase of additional medical office buildings for an aggregate purchase price of approximately $36 million. These acquisitions totaled over 188,000 square feet of GLA, with a 93% weighted average occupancy rate as of June 30, 2011.

Our acquisitions were chosen for and are located in areas that continue to complement our existing overall portfolio. A significant portion of our acquisitions were identified and made available to us through direct, off-market sources with quality healthcare systems and owners. We believe this reflects the strength of our acquisition network and our relationships in the industry.

Balance Sheet.  In 2010, we continued to focus on maintaining a strong balance sheet with leverage levels in the low 30% range. Our cash on hand at June 30, 2011 totaled approximately $154.3 million and our leverage ratio was approximately 28%. Our strategy has been and continues to be a prudent consumer and user of credit. We have avoided the credit problems which affected many highly leveraged companies. Based on our conservative and low-leveraged balance sheet with modest intermediate debt maturities, strong cash position, and full access to our $575 million unsecured credit facility, as discussed below, we have the capital capacity with increased leverage to acquire over $1 billion of medical office buildings and healthcare-related facilities (based on the current covenant requirements of our unsecured credit facility and assuming we utilize all of our cash, fully access our unsecured credit facility, and enter into new debt facilities on additional asset purchases). Our strong liquidity position continues to provide us with the funding ability to take advantage of acquisition opportunities.

Credit Transactions.  In addition to asset acquisitions, we entered into a number of key credit transactions and expanded key lending relationships in 2010 and continuing into 2011. As the economy and credit markets improved, we took the opportunity to access quality credit at low interest rates. Accessing such credit provides us with a lower cost structure as the cost of credit is well below the cost of capital associated with raising equity.

In 2010, we established key banking relationships with J.P. Morgan, Wells Fargo, Deutsche Bank and other quality investment bankers and banks and closed a $275 million, three-year, unsecured credit facility with this banking group. In May 2011, we increased the aggregate maximum principal available under this credit facility to $575 million, and extended its maturity date from November 2013 to May 2014.

Asset Management.  As of December 31, 2010, our total assets were approximately $2.27 billion based on purchase price. Our portfolio consisted of approximately 10.9 million square feet with an overall portfolio occupancy of approximately 91% as of December 31, 2010. As of June 30, 2011, our total assets were approximately $2.3 billion based on purchase price. Our portfolio consisted of approximately 11.1 million square feet with an average occupancy, including leases signed but not yet commenced, of approximately 91% as of June 30, 2011.

Our 78 geographically diverse portfolios consist of 242 buildings, including 218 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings. Our portfolio is geographically diverse, with properties in 25 states. We continue to focus on states that we have determined to be strategic based on demographic trends and projected demands for healthcare, such as Arizona, Texas, South Carolina, Indiana and Florida. We believe that the healthcare reform legislation enacted in 2010 builds upon the strong sector fundamentals with expanded coverage for individuals, increasing GDP spending, an aging population, and the continued demand for healthcare services.

Cost Savings.  For the year ended December 31, 2010, we would have been required to pay acquisition, asset management and above market property management fees of approximately $44,351,000 to our former advisor if we were still subject to the advisory agreement under its original terms prior to the commencement of our transition to self-management. The cost of self-management during the year ended December 31, 2010 was approximately $10,630,000. Therefore, we achieved a net cost savings of approximately $33,721,000 ($44,351,000 fees saved minus $10,630,000) for the year ended December 31, 2010 resulting from our self-management cost structure.

Operational Performance.  For the year ended December 31, 2010, net loss decreased 68% to $7.9 million from $24.8 million for the year ended December 31, 2009. Our asset management performance and acquisition performance allowed us to realize an approximately 63% increase in our NOI for the year ended December 31, 2010 as compared to the year ended December 31, 2009 and an approximately 163% increase in NOI as compared to the year ended December 31, 2008. NOI is a non-GAAP financial measure. For a reconciliation of NOI to net income (loss), see footnote 1 to the graph below. Additionally, during the year ended December 31, 2010, our funds from operations, or FFO, was $69.4 million. This represents a 145% increase from our FFO of $28.3 million for the year ended December 31, 2009 and a 698% increase from our FFO of $8.7 million for the year ended December 31, 2008. FFO is a non-GAAP financial measure. For a reconciliation of FFO to net income (loss), see footnote 2 to the graph below. The graph below depicts the year over year growth in both NOI and FFO:

(1) A reconciliation of NOI to net loss for the years ended December 31, 2010, 2009, and 2008 is shown below:

	Years Ended December 31,
	2010	2009	2008

Net loss	$(7,919,000)	$(24,773,000)	$(28,409,000)
Add:
General and administrative expense	18,753,000	12,285,000	3,261,000
Asset management fees	—	3,783,000	6,177,000
Acquisition-related expenses	11,317,000	15,997,000	122,000
Depreciation and amortization	78,561,000	53,595,000	37,398,000
Interest expense	29,541,000	23,824,000	34,164,000
One-time redemption, termination, and release payment to former advisor	7,285,000	—	—
Less:
Interest and dividend income	(119,000)	(249,000)	(469,000)

Net operating income	$137,419,000	$84,462,000	$52,244,000

(2) A reconciliation of FFO to net loss for the years ended December 31, 2010, 2009, and 2008 is shown below:

	Years Ended December 31,
		2010		2009		2008
	2010	Per Share	2009	Per Share	2008	Per Share

Net loss	$(7,919,000)	$(0.05)	$(24,773,000)	$(0.22)	$(28,409,000)	$(0.66)
Add:
Depreciation and amortization — consolidated properties	78,561,000	0.47	53,595,000	0.47	37,398,000	0.87
Less:
Net (income) loss attributable to noncontrolling interest of limited partners	16,000	—	(304,000)	—	(39,000)	—
Depreciation and amortization related to noncontrolling interests	(1,209,000)	—	(204,000)	—	(205,000)	—

FFO attributable to controlling interest	$69,449,000		$28,314,000		$8,745,000

FFO per share — basic and diluted	$0.42	$0.42	$0.25	$0.25	$0.20	$0.20

Weighted average common shares outstanding — basic	165,952,860	165,952,860	112,819,638	112,819,638	42,844,603	42,844,603
Weighted average common shares outstanding — diluted	165,952,860	165,952,860	112,819,638	112,819,638	42,844,603	42,844,603

How We Determine our Compensation Arrangements

The Compensation Committee reviews on an ongoing basis the compensation arrangements of our executive officers and employees, and our overall compensation structure. In addition, the employment agreements of our named executive officers require that their base salary be reviewed by the Compensation Committee no less frequently than annually. In conducting these ongoing reviews in 2010, the Compensation Committee took into account, among other things, the following:

•	the successful completion of the highlighted actions set forth in the section above entitled “Our Business and 2010 Performance”;

•	the successful completion of our transition to self-management and the continued growth and productivity of our company as a self-managed entity;

•	the commencement and success of our follow-on offering;

•	the substantial level and quality of new acquisitions that we completed in the past year;

•	our increasing coverage of distributions with cash flow from operations;

•	the gross cost savings of $10.8 million in 2009 and $44.4 million in 2010 resulting from our self-management program;

•	our completion of significant credit transactions;

•	our overall financial strength and growth; and

•	the anticipated added scope of work in 2011 and beyond as we explore strategic opportunities to benefit our stockholders.

Our Compensation Committee’s independent consultant, Towers Watson, conducted a competitive market assessment of the compensation levels of each of our named executive officers compared to survey data from the 2009 NAREIT Compensation Survey, as well as a peer group assembled by Towers Watson consisting of the following companies:*

HCP, Inc.	Nationwide Health Properties, Inc.
Health Care REIT, Inc.	BioMed Realty Trust, Inc.
Ventas, Inc.	Healthcare Realty Trust Incorporated
Alexandria Real Estate Equities, Inc.	Omega Healthcare Investors, Inc.
Brandywine Realty Trust	Medical Properties Trust, Inc.

* Companies reviewed from the 2009 NAREIT Compensation Survey included healthcare REITs of all sectors with total capitalization within a range of $3 billion to $6 billion. Towers Watson selected the peer group companies based on financial scope ($1 billion to $12 billion in assets and median assets of $3.6 billion), business segment (healthcare-related and office REITs) and structure (self-managed and publicly traded). In its market assessment, Towers Watson analyzed median and 75th percentile pay levels, which we refer to as the “competitive pay standard.” For market pay comparisons, Towers Watson considers executives to be paid “competitively” and within the range of competitive practice if their: (i) base salary is within +/−10% of the competitive pay standard; (ii) total cash compensation is within +/−15% of the competitive pay standard; and (iii) total direct compensation is within +/−20% of the competitive pay standard.

Towers Watson found that total direct compensation (base salary, annual bonus and long-term incentives) for 2010 for our Chief Executive Officer is competitive at the market median and that total direct compensation for 2010 for our other named executive officers was below the median when compared to both the 2009 NAREIT Compensation Survey data and the 2009 peer group proxy data. As stated above, Towers Watson also reviewed competitive equity holdings and found that our named executive officers’ total equity holdings were low relative to current total equity holdings of named executive officers at our peer companies. Finally, Towers Watson reviewed the change-in-control severance protections afforded to our named executive officers and concluded that for the Chief Executive Officer, the current severance provision is above competitive practice and for the other named executive officers, the current severance provisions are below competitive levels. The Compensation Committee uses the market information to help guide its compensation decisions, but does not benchmark to a particular percentile within the peer group or otherwise target any element of compensation at a particular level or quartile within the peer group. As discussed below, the Compensation Committee approved a change to the base salary for Ms. Pruitt and approved a change to the bonus target for Ms. Pruitt to bring her compensation more in line with peers at similar companies. In addition, our Compensation Committee approved additional equity grants to Messrs. Peters and Engstrom and Ms. Pruitt to increase their level of equity holdings closer to the levels held by named executive officers at our peer companies, as well as to provide performance and retention incentives to these executive officers, as discussed in more detail below.

Elements of our 2010 Compensation Program

During 2010, the key elements of compensation for our named executive officers were base salary, annual bonus and long-term equity incentive awards, as described in more detail below. In addition to these key elements, we also provide severance protection for our named executive officers, as discussed below.

Base Salary.  Base salary provides the fixed portion of compensation for our named executive officers and is intended to reward core competence in their role relative to skill, experience and contributions to us. In connection with entering into the employment agreements in 2009, the Compensation Committee approved the following initial annual base salaries: Mr. Peters, $500,000; Mr. Engstrom, $275,000; and Ms. Pruitt, $180,000. In May 2010, as a result of its review of our compensation structure discussed above, the Compensation Committee approved a $250,000 increase to Mr. Peters’ annual base salary and a $45,000 increase to Ms. Pruitt’s base salary. The Compensation Committee determined that Mr. Engstrom’s base salary continued to be appropriate at that time. The table below shows the comparison of the named executive officers’ 2009 and 2010 base salaries.

Named Executive Officer	2009 Base Salary	2010 Base Salary	Percentage Increase

Mr. Peters	$500,000	$750,000	50%
Ms. Pruitt	$180,000	$225,000	25%
Mr. Engstrom	$275,000	$275,000	0%

In December 2010, based on continued demonstrated performance and added scope of work, which includes ongoing assessment and implementation of anticipated strategic opportunities to benefit our stockholders, the Compensation Committee approved increases to the annual base salaries of Mr. Engstrom and Ms. Pruitt, both to $300,000 (a 9% increase for Mr. Engstrom and a 33% increase for Ms. Pruitt).

Annual Bonus.  Annual bonuses reward and recognize contributions to our financial goals and achievement of individual objectives. Each of our named executive officers is eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year. Pursuant to the terms of their employment agreements, Mr. Peters’ initial maximum bonus is 200% of base salary. Mr. Engstrom’s target bonus is 100% of base salary. In May 2010, the Compensation Committee increased Ms. Pruitt’s target bonus to 100% of her base salary in order to better align her performance based compensation with her level of responsibilities and duties.

The Compensation Committee, together with Mr. Peters, developed a broad list of goals and objectives for Mr. Peters’ for 2010. The Compensation Committee awarded Mr. Peters the maximum bonus payable to him under his employment agreement based on its assessment of his performance during fiscal year 2010. In reviewing his performance, the Compensation Committee concluded that Mr. Peters accomplished, and in many cases, exceeded such goals and objectives, which included:

•	effectively leading the expansion of the company, including growing our portfolio through the acquisition of quality, performing assets;

•	successfully negotiating substantial and creative value-added transaction terms and conditions;

•	coordinating successful and competitive refinancing transactions during a time of significant dislocations in the credit markets;

•	maintaining a strong and solid balance sheet;

•	successfully launching our follow-on offering;

•	recruiting and effectively supervising our employees;

•	implementing effective risk management at all key levels of the company;

•	establishing and enhancing our relationships with commercial and investment banks;

•	maintaining and actively enhancing our “stockholder first,” performance-driven philosophy;

•	effectively establishing our independent brand name as an asset to our company; and

•	facilitating an open and effective dialogue with our board.

The Compensation Committee relied primarily on the recommendations of Mr. Peters in determining the bonus amounts for Mr. Engstrom and Ms. Pruitt. Mr. Peters’ based his recommendations on his assessment of Mr. Engstrom and Ms. Pruitt’s performance during 2010. For example, Mr. Peters considered the number of successful acquisitions that Mr. Engstrom negotiated and completed and his management of our acquisitions team. Mr. Peters considered Ms. Pruitt’s outstanding performance and significant accomplishments during 2010, including playing a key role in obtaining unsecured and secured financing for the company and developing relationships with key commercial and investment banks, as well as further developing our corporate office and infrastructure, building our accounting team and assisting in the coordination of ongoing stockholder value enhancement actions. The Compensation Committee considered Mr. Peters’

recommendations and approved the bonuses for Mr. Engstrom and Ms. Pruitt. Based on these results, the Compensation Committee approved the following bonuses for the 2010:

Named Executive Officer	2010 Annual Bonus	% of Base Salary

Mr. Peters	$1,500,000	200%
Ms. Pruitt	$225,000	100%
Mr. Engstrom	$275,000	100%

Long-Term Equity Incentive Awards.  Long-term equity incentive awards are an important element of our compensation program because these awards align the interests of our named executive officers with those of our stockholders and provide a strong retentive component to the executive’s compensation arrangement. In 2010, restricted stock was the primary equity award vehicle offered to our named executive officers. The Compensation Committee, with the assistance of Towers Watson, reviewed the grant practices of the peer group companies and awarded our named executive officers equity awards with a value that is consistent with the equity grants provided by the peer group, and with the demonstrated performance to date, and expected ongoing performance and correlated added value to us in the future.

In May 2010, our board approved an employee retention program pursuant to which we have and will grant our executive officers and employees restricted shares of our common stock. The purpose of this program is to incentivize our executive officers and employees to remain with us for a minimum of three years, subject to meeting our performance standards. The Board and the Compensation Committee determined that this program is consistent with our overall goal of hiring and retaining highly qualified employees. Pursuant to this program, on May 24, 2010, Messrs. Peters and Engstrom and Ms. Pruitt received grants of 100,000, 50,000 and 50,000 shares of restricted stock, respectively. Mr. Peters elected to receive a restricted cash award in lieu of 50,000 shares. The restricted cash award is equal to the fair market value of the foregone restricted shares on the date of grant ($500,000). The restricted shares and the restricted cash award granted to Mr. Peters will vest in three equal installments on each anniversary of the grant date, and the restricted shares granted to Ms. Pruitt and Mr. Engstrom will vest 100% on the third anniversary of the grant date, in each case provided that the executive is employed by us on each vesting date. Mr. Peters is also entitled to certain annual restricted stock grants pursuant to the terms of his employment agreement. For additional information regarding these grants and Mr. Peters future annual restricted stock grants pursuant to his employment agreement, see the Grants of Plan-Based Award table and the narrative following such table later in this proxy statement.

In December 2010, our board approved additional awards to our named executive officers that were granted on January 3, 2011, taking into account advice from Towers Watson, demonstrated extraordinary performance, our current strategic plan, and the importance to our company of retaining and motivating experienced key officers as we move into the next stage of our life-cycle. Messrs. Peters and Engstrom and Ms. Pruitt received grants of 200,000, 80,000 and 80,000 shares of restricted stock, respectively. Mr. Peters elected to receive a restricted cash award in lieu of 100,000 shares. The restricted cash award is equal to the fair market value of the foregone restricted shares on the date of grant ($1,000,000). The restricted shares and the restricted cash award granted to Mr. Peters vested with respect to 25% on the grant date and will vest in three additional installments of 25% on each anniversary of the grant date, and the restricted shares granted to Ms. Pruitt and Mr. Engstrom will vest 100% on the third anniversary of the grant date, in each case provided that the executive is employed by us on each vesting date.

Restricted stock has a number of attributes that makes it an attractive equity award for our named executive officers. The vesting schedule provides a strong retention element to their compensation package — if the executive voluntarily terminates employment, he or she will forfeit any unvested restricted stock. At the same time, the executive retains the attributes of stock ownership through voting and dividend rights with respect to the shares during and after the restricted period. The executive receives each dividend payment, if any, at the same time that such dividend is paid to all other stockholders. Given that there is no readily available market providing liquidity for shares of our common stock, and in light of the limitation in our governing documents that poses an obstacle to our withholding shares from the restricted stock when it vests, the Compensation Committee designed Mr. Peters’ award so that he could elect to receive a portion of the value of the award in restricted cash in order to satisfy his tax obligations. Mr. Peters’ restricted cash award earns interest at the distribution rate paid by the company on its common stock.

Employment Agreements.  We are party to an employment agreement with each of Messrs. Peters and Engstrom and Ms. Pruitt. In considering the appropriate terms of the employment agreements, the Compensation Committee focused on the increased duties and responsibilities of such individuals under self-management. Each of these executives has played and will continue to play a major role in hiring, supervising and overseeing our employees, the transition and implementation of self-management and the post-transition management of our company. In particular, as part of and as a result of this transition, the role of Mr. Peters, as our Chief Executive Officer and President, has been significantly expanded on a number of levels. Each of the employment agreements also specifies the payments and benefits to which Messrs. Peters and Engstrom and Ms. Pruitt are entitled upon a termination of employment for specified reasons. For additional information regarding the potential severance payments to our named executive officers and amounts payable in connection with a change in control, see “Potential Payments Upon Termination or Change in Control” later in this proxy statement.

Other Benefits.  Each of our named executive officers is entitled to all employee benefits and perquisites made available to our senior executives, provided that we will pay 100% of the premiums for the health care coverage of each executive’s dependents under our group health plan.

Material Changes to Our Compensation Program

Approval of Amended and Restated 2006 Incentive Plan.  On February 24, 2011, our board approved the Amended and Restated 2006 Incentive Plan in order to increase the number of shares available for grant thereunder from 2,000,000 to 10,000,000. The Amended and Restated 2006 Incentive Plan also includes additional amendments designed, among other things, to address recent tax developments and address stockholder preferences, including removal of the “liberal” share counting provisions and elimination of the single-trigger vesting of awards upon a change in control on a go-forward basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of our board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the above Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement on Schedule 14A filed in connection with our 2011 annual meeting of stockholders.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:

Gary T. Wescombe, Chair
W. Bradley Blair, II
Maurice J. DeWald
Warren D. Fix

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

Summary Compensation Table

The summary compensation table below reflects the total compensation earned by our named executive officers for the years ended December 31, 2008, 2009 and 2010. We did not employ any other executive officer other than Mr. Peters for the year ended December 31, 2008.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(4)	($)(5)	($)	($)(7)	($)

Scott D. Peters	2010	655,208	1,500,000	1,100,000	325,000 (6)	217,045	3,797,253
Chief Executive Officer,	2009	504,753	1,200,000	750,000	375,000 (6)	67,623	2,897,376
President and Chairman of the	2008	148,333 (3)	58,333	400,000	—	2,252	608,918
Board (Principal Executive Officer)
Kellie S. Pruitt(1)	2010	207,937	225,000	500,000		40,594	973,531
Chief Financial Officer,	2009	168,942	125,000	250,000	—	3,022	546,964
Secretary and Treasurer (Principal Financial Officer)
Mark D. Engstrom(2)	2010	275,000	275,000	500,000		41,877	1,091,877
Executive Vice President —	2009	252,403	110,000	400,000	—	26,589	788,992
Acquisitions

(1)	Ms. Pruitt was appointed as Chief Accounting Officer in January 2009, as Treasurer in April 2009, as Secretary in July 2009, and was promoted to Chief Financial Officer in May 2010.

(2)	Mr. Engstrom was appointed as Executive Vice President — Acquisitions in July, 2009.

(3)	Reflects (a) $90,000 received pursuant to Mr. Peters’ consulting arrangement with us from August 1, 2008, through October 31, 2008, and (b) $58,333 received as base salary pursuant to his 2008 employment agreement with us from November 1, 2008, through December 31, 2008.

(4)	Reflects the annual cash bonuses earned by our named executive officers for the applicable year.

(5)	Reflects the aggregate grant date fair value of awards granted to the named executive officers in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation, which we refer to as ASC Topic 718. For information regarding the grant date fair value of awards of unrestricted stock, restricted stock and restricted stock units, see Note 14, Stockholders’ Equity, to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 25, 2011.

(6)	Given that there is no readily available market providing liquidity for shares of our common stock, and in light of the limitation in our governing documents that poses an obstacle to our withholding shares from the restricted stock when it vests, the Compensation Committee designed Mr. Peters’ restricted stock awards so that he could elect to receive a portion of the value of the award in restricted cash in order to satisfy his tax obligations. For 2010, reflects two restricted cash awards that Mr. Peters’ elected to receive in lieu of a grant of restricted shares. Under one award, $200,000 was fully-vested on the date of grant and $400,000 remains subject to vesting. Under the second award, $125,000 vested from a previous grant. For 2009, reflects two restricted cash awards that Mr. Peters’ elected to receive in lieu of a grant of restricted shares. Under one award, $125,000 was fully-vested on the date of grant and $375,000 remains subject to vesting. Under the second award, $250,000 fully vested at issuance. See the Grants of Plan-Based Awards table and the narrative following the Grants of Plan-Based Awards table for additional information regarding the 2010 award.

(7)	Amounts in this column for 2010 include: (1) payments for 100% of the premiums for health care coverage under our group health plan for each of the named executive officers in the following amounts: Mr. Peters, $15,338; Ms. Pruitt, $15,338; and Mr. Engstrom, $15,338; (2) distributions on stock awards and, in the case of Mr. Peters, interest on restricted cash awards, in the following amounts: Mr. Peters, $187,284; Ms. Pruitt, $20,929; and Mr. Engstrom, $21,261; and (3) payment for unused earned vacation benefit in the following amounts: Mr. Peters, $14,423; Ms. Pruitt, $4,327; and Mr. Engstrom, $5,288.

Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to our named executive officers for the year ended December 31, 2010. All awards were granted pursuant to the NNN Healthcare/ Office REIT, Inc. 2006 Incentive Plan, or the 2006 Incentive Plan. The narrative following the Grants of Plan-Based Awards table provides additional information regarding the awards reflected in this table.

Grants of Plan-Based Awards Table in Fiscal Year 2010

					All Other
					Stock
					Awards:	Grant Date
					Number of	Fair Value
		Estimated Future Payouts Under Non-			Shares of	of Stock and
		Equity Incentive Plan Awards(1)			Stock or	Option
		Threshold	Target	Maximum	Units	Awards
Name	Grant Date	($)	($)	($)	(#)	($)(4)

Mr. Peters	05/24/10		500,000
	07/01/10		600,000
	05/24/10				50,000 (2)	500,000
	07/01/10				60,000 (3)	600,000
Ms. Pruitt	05/24/10				50,000 (2)	500,000
Mr. Engstrom	05/24/10				50,000 (2)	500,000

(1)	Reflects restricted cash awards. There is no threshold, target or maximum payable pursuant to this award; instead, the award vests based on Mr. Peters’ continued service with us. See the narrative following this table for additional information regarding the 2010 restricted cash award.

(2)	Reflects a grant of 50,000 restricted shares of our common stock.

(3)	Reflects a grant of 60,000 restricted shares of our common stock.

(4)	Reflects the grant date fair value of the equity award, determined in accordance with ASC Topic 718. For information regarding the grant date fair value of the awards, see Note 14, Stockholders’ Equity, to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 25, 2011.

Material Terms of 2010 Compensation

During 2010, we were party to an employment agreement with each of Messrs. Peters and Engstrom and Ms. Pruitt, the material terms of which are described below.

Term.  Mr. Peters’ employment agreement is for an initial term of four and one-half years, ending on December 31, 2013. Beginning on that date, and on each anniversary thereafter, the term of the agreement automatically will extend for additional one-year periods unless either party gives prior notice of non-renewal. Mr. Engstrom’s and Ms. Pruitt’s employment agreement each had an initial term of two years, ending on June 30, 2011. The Compensation Committee has exercised its right to extend the employment agreements of Mr. Engstrom and Ms. Pruitt for a period of one year, ending on June 30, 2012.

Base Salary and Benefits.  On May 20, 2010, the Compensation Committee increased Mr. Peters’ and Ms. Pruitt’s annual base salary from $500,000 to $750,000 and from $180,000 to $225,000, respectively. In December 2010, the Compensation Committee increased both Ms. Pruitt’s and Mr. Engstrom’s salaries to $300,000. The agreements provide that each of the executives will be eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year. Mr. Peters’ initial maximum bonus is 200% of base salary. Mr. Engstrom’s initial target bonus is 100% of base salary. On May 24, 2010, the Compensation Committee increased Ms. Pruitt’s target bonus from 60% to 100% of her base salary.

Each executive is entitled to all employee benefits and perquisites made available to our senior executives, provided that we will pay 100% of the premiums for each executive’s health care coverage under our group health plan.

Equity Grants.  Pursuant to the terms of his employment agreement, Mr. Peters is entitled to receive additional restricted stock grants on each of July 1, 2010, July 1, 2011 and July 1, 2012 (the first three anniversaries of the effective date of the agreement), which restricted shares will vest in equal installments on the grant date and on each anniversary of the grant date during the balance of the term of the employment agreement, provided he is employed by us on each such vesting date. Given that there is no readily available market providing liquidity for shares of our common stock, and in light of the limitation in our governing documents that poses an obstacle to our withholding shares from the restricted stock when it vests, the Compensation Committee designed Mr. Peters’ restricted stock awards so that he could elect to receive a portion of the value of the award in restricted cash in order to satisfy his tax obligations. Mr. Peters may in his sole discretion elect to receive a restricted cash award in lieu of up to one-half of each grant of restricted shares, which restricted cash award will be equal to the fair market value of the foregone restricted shares and will be subject to the same restrictions and vesting schedule as the foregone restricted shares. On May 20, 2010, the Compensation Committee approved an amendment to Mr. Peters’ employment agreement to (i) increase the number of restricted shares Mr. Peters will receive on each of the first three anniversaries of the effective date of his employment agreement from 100,000 to 120,000; and (ii) provide that we will pay interest at the distribution rate we pay on our shares of common stock (currently 7.25%) on Mr. Peters’ outstanding restricted cash award and any future restricted cash award(s) granted to Mr. Peters upon his election. Accordingly, on July 1, 2010, Mr. Peters received 60,000 restricted shares and a $600,000 restricted cash award, each as described below.

•	On July 1, 2010, Mr. Peters was entitled to receive a grant of 120,000 restricted shares of our common stock. Pursuant to the terms of his employment agreement, Mr. Peters elected to receive a restricted cash award in lieu of 60,000 restricted shares. The restricted shares vest as follows: 20,000 on July 1, 2010 (the date of grant); 20,000 on July 1, 2011; and 20,000 on July 1, 2012, provided Mr. Peters is employed by us on each such vesting date.

•	As described above, Mr. Peters elected to receive a restricted cash award in lieu of 60,000 restricted shares. The value of the restricted cash award is equal to $600,000, the fair market value of the foregone restricted shares on the date of grant, and is subject to the same restrictions and vesting schedule as the foregone restricted shares. Accordingly, the restricted cash award vests as follows: $200,000 vested on July 1, 2010 (the date of grant), $200,000 on July 1, 2011; and $200,000 on July 1, 2012, provided Mr. Peters is employed by us on each such vesting date. Pursuant to the terms of the restricted cash award, we pay interest at the distribution rate paid by us on our shares of common stock (currently 7.25%) on such award.

Pursuant to the employee retention plan described in the Compensation Discussion and Analysis, on May 24, 2010, Mr. Peters, Ms. Pruitt and Mr. Engstrom received grants of 100,000, 50,000 and 50,000 shares of restricted stock, respectively. Mr. Peters elected to receive a restricted cash award in lieu of 50,000 shares. The restricted shares and the restricted cash award granted to Mr. Peters will vest in three equal installments on each anniversary of the grant date, provided that he is employed by us on such date. The shares granted to Ms. Pruitt and Mr. Engstrom will vest 100% on the third anniversary of the grant date, provided that the executive is employed by us on such date. All shares have been granted pursuant to our 2006 Incentive Plan. The restricted shares will become immediately vested upon the earlier occurrence of (1) the executive’s termination of employment by reason of his or her death or disability, (2) a change in control (as defined in the 2006 Plan) or (3) the executive’s termination of employment by us without cause or by the executive for good reason (as such terms are defined in the executive officers’ respective employment agreements).

In December 2010, our board approved additional grants to our named executive officers that were made on January 3, 2011, taking into account advice from Towers Watson, demonstrated extraordinary performance, our current strategic plan, and the importance to our company of retaining and motivating experienced key officers as we move into the next stage of our life-cycle. Messrs. Peters and Engstrom and Ms. Pruitt were entitled to receive grants of 200,000, 80,000 and 80,000 shares of restricted stock, respectively. Mr. Peters elected to receive a restricted cash award in lieu of 100,000 shares. The restricted shares and the restricted cash award granted to Mr. Peters vested with respect to 25% on the grant date and will vest in three additional installments of 25% on each anniversary of the grant date, and the restricted shares granted to Ms. Pruitt and Mr. Engstrom will vest 100% on the third anniversary of the grant date, in each case provided that the executive is employed by us on each vesting date. Mr. Peters’ restricted cash award earns interest at the distribution rate paid by the company on its common stock.

Outstanding Equity Awards

The following table presents information concerning outstanding equity awards held by our named executive officers as of December 31, 2010. Our named executive officers do not hold any option awards.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Stock Awards
			Market
	Number of		Value of
	Shares or		Shares or
	Units of		Units of
	Stock That		Stock That
	Have Not		Have Not
	Vested		Vested
Name	(#)		($)(8)

Mr. Peters	13,333	(1)	133,333
	25,000	(2)	250,000
	50,000	(3)	500,000
	40,000	(4)	400,000
Ms. Pruitt	16,667	(5)	166,667
	50,000	(6)	500,000
Mr. Engstrom	26,667	(7)	266,667
	50,000	(6)	500,000

(1)	Reflects restricted shares of our common stock, which vest and become non-forfeitable on November 14, 2011, provided Mr. Peters is employed by us on such vesting date.

(2)	Reflects restricted shares of our common stock, which vest and become non-forfeitable in equal installments on each of July 1, 2011 and July 1, 2012, provided Mr. Peters is employed by us on each such vesting date.

(3)	Reflects restricted shares of our common stock, which vest and become non-forfeitable in equal installments on each of May 24, 2011, May 24, 2012 and May 24, 2013, provided Mr. Peters is employed by us on each such vesting date.

(4)	Reflects restricted shares of our common stock, which vest and become non-forfeitable in equal installments on each of July 1, 2011 and July 1, 2012, provided Mr. Peters is employed by us on each such vesting date.

(5)	Reflects restricted stock units, which vest in equal annual installments on each of July 30, 2011, and July 30, 2012, provided Ms. Pruitt is employed by us on each such vesting date.

(6)	Reflects restricted shares of our common stock, which vest and become non-forfeitable on May 24, 2013, the third anniversary of the date of grant, provided the executive is employed by us on such vesting date.

(7)	Reflects restricted stock units, which vest in equal annual installments on each of August 31, 2011 and August 31, 2012, provided Mr. Engstrom is employed by us on each such vesting date.

(8)	Calculated using the per share price of shares of our common stock as of the close of business on December 31, 2010, based upon the price per share offered in our initial and follow-on public offerings ($10).

Option Exercises and Stock Vested

The following table shows the number of shares acquired and the value realized upon vesting of stock awards for each of the named executive officers. Our named executive officers do not hold any option awards.

Stock Vested in Fiscal Year 2010

	Stock Awards
	Number of
	Shares		Value
	Acquired on		Realized
	Vesting		on Vesting
Named Executive Officer	(#)		($)

Mr. Peters	13,333	(1)	133,333
	12,500	(2)	125,000
	20,000	(3)	200,000
Ms. Pruitt	8,333	(4)	83,333
Mr. Engstrom	13,333	(5)	133,333

(1)	Reflects shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on November 14, 2008.

(2)	Reflects shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on July 1, 2009.

(3)	Reflects shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on July 1, 2010.

(4)	Reflects restricted stock units that vested and converted to shares of our common stock pursuant to the terms of Ms. Pruitt’s restricted stock unit grant on July 30, 2009.

(5)	Reflects restricted stock units that vested and converted to shares of our common stock pursuant to the terms of Mr. Engstrom’s restricted stock unit grant on August 31, 2009.

Potential Payments Upon Termination or Change in Control

Summary of Potential Payments Upon Termination of Employment.  As mentioned earlier in this proxy statement, we are party to an employment agreement with each of our named executive officers, which provide benefits to the executive in the event of his or her termination of employment under certain conditions. The amount of the benefits varies depending on the reason for the termination, as explained below.

Termination without Cause; Resignation for Good Reason.  If we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined below), the executive will be entitled to the following benefits:

•	in the case of Mr. Peters, a lump sum severance payment equal to (a) the sum of (1) three times his then-current base salary plus (2) an amount equal to the average of the annual bonuses earned prior to the termination date, multiplied by (b) (1) if the date of termination occurs during the initial term, the greater of one, or the number of full calendar months remaining in the initial term, divided by 12, or (2) if the date of termination occurs during a renewal term after December 31, 2013, one; provided that in no event may the severance benefit be less than $3,000,000;

•	in the case of Mr. Engstrom and Ms. Pruitt, a lump sum severance payment equal to two times his or her then-current base salary;

•	continued health care coverage under COBRA for 18 months, in the case of Mr. Peters, or six months, in the case of Mr. Engstrom and Ms. Pruitt, with all premiums paid by us; and

•	immediate vesting of Mr. Peters’ shares of restricted stock and restricted cash award(s) and Mr. Engstrom’s and Ms. Pruitt’s restricted stock units and shares of restricted stock.

“Cause,” as defined in the employment agreements, generally means: (i) the executive’s conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud that is materially injurious to us; (ii) the executive’s substantial and repeated failure to perform his or her duties; (iii) with respect to Ms. Pruitt and Mr. Engstrom, gross negligence or willful misconduct in the performance of the executive’s duties which materially injures us or our reputation; or (iv) with respect to Ms. Pruitt and Mr. Engstrom, the executive’s willful breach of the material covenants of his or her employment agreement.

“Good Reason,” as defined in Mr. Peters’ employment agreement generally means, in the absence of his written consent: (i) a material diminution in his authority, duties or responsibilities; (ii) a material diminution in his base salary; (iii) relocation more than 35 miles from Scottsdale, Arizona; or (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom he is required to report, including a requirement that he report to a corporate officer or employee instead of reporting directly to the Board of Directors. “Good Reason” as defined in Ms. Pruitt’s and Mr. Engstrom’s employment agreements, generally means, in the absence of a written consent of the executive: (i) except for executive nonperformance, a material diminution in the executive’s authority, duties or responsibilities (provided that this provision will not apply if the executive’s then-current base salary is kept in place) or (ii) except in connection with a material decrease in our business, a diminution in the executive’s base salary in excess of 30%.

Disability.  If we terminate the executive’s employment by reason of his or her disability, in addition to receiving his or her accrued rights, such as earned but unpaid base salary and any earned but unpaid benefits under company incentive plans, the executive will be entitled to continued health care coverage under COBRA, with all premiums paid by us, for 18 months, in the case of Mr. Peters, or six months, in the case of Mr. Engstrom or Ms. Pruitt. In addition, Mr. Peters’ shares of restricted stock and restricted cash award(s) and Mr. Engstrom’s and Ms. Pruitt’s restricted stock units will become immediately vested.

Death; For Cause; Resignation without Good Reason.  In the event of a termination due to death, cause or resignation without good reason, an executive will receive his or her accrued rights, but he or she will not be entitled to receive severance benefits under the agreement. In the event of the executive’s death, Mr. Peters’ shares of restricted stock and restricted cash award(s) and Mr. Engstrom’s and Ms. Pruitt’s restricted stock units will become immediately vested.

Non-Compete Agreement.  Each of Messrs. Peters and Engstrom and Ms. Pruitt entered into a non-compete and non-solicitation agreement with us. These agreements generally require the executives to refrain from competing with us within the United States and soliciting our customers, vendors, or employees during employment through the occurrence of a liquidity event. The agreements also limit the executives’ ability to disclose or use any of our confidential business information or practices.

The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 31, 2010 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2010, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

	Termination	Termination
	for Cause or	without
	Resignation	Cause or
	without	Resignation
	Good	for Good
	Reason	Reason	Death	Disability
	($)	($)	($)	($)

Mr. Peters
Cash Severance	—	10,800,000 (1)	—	—
Benefit Continuation(2)	—	24,173	—	24,173
Value of Unvested Equity Awards(3)	—	1,283,333	1,283,333	1,283,333
Value of Unvested Restricted Cash Awards(4)	—	1,150,000	1,150,000	1,150,000
TOTAL	—	13,257,506	2,433,333	2,457,506
Ms. Pruitt
Cash Severance	—	450,000 (5)	—	—
Benefit Continuation(2)	—	8,058	—	8,058
Value of Unvested Equity Awards(3)	—	666,667	666,667	666,667
TOTAL	—	1,124,725	666,667	674,725
Mr. Engstrom
Cash Severance	—	550,000 (5)	—	—
Benefit Continuation(2)	—	8,058	—	8,058
Value of Unvested Equity Awards(3)	—	766,667	766,667	766,667
TOTAL	—	1,324,725	766,667	774,725

(1)	Represents a lump sum cash severance payment calculated using the following formula (as discussed above): (a) the sum of (1) three times his then-current base salary plus (2) an amount equal to the average of the annual bonuses earned prior to the termination date, multiplied by (b)(1) if the date of termination occurs during the initial term, the greater of one, or the number of full calendar months remaining in the initial term, divided by 12, or (2) if the date of termination occurs during a renewal term after December 31, 2013, one.

(2)	Represents company-paid COBRA for medical and dental coverage based on 2010 rates for 18 months, in the case of Mr. Peters, or six months, in the case of Mr. Engstrom and Ms. Pruitt.

(3)	Represents the value of unvested equity awards that vest upon the designated event. Pursuant to the 2006 Incentive Plan, equity awards vest upon the executive’s termination of service with us due to death or disability or upon the executive’s termination by us without Cause or the executive’s resignation for Good Reason. Awards of restricted stock and restricted stock units are valued as of year-end 2010 based upon the fair market value of our common stock on December 31, 2010, the last day in our 2010 fiscal year ($10).

(4)	Represents the value of Mr. Peters’ unvested restricted cash awards. For further information regarding restricted cash awards, see the discussion in the section entitled Equity Grants under “Material Terms of 2010 Compensation”.

(5)	Represents a lump sum cash severance payment equal to two times the executive’s then-current base salary.

Summary of Potential Payments upon a Change in Control.  Pursuant to the 2006 Incentive Plan, equity awards, and Mr. Peters’ restricted cash awards, vest upon the occurrence of a change in control of our company. The 2006 Incentive Plan generally provides that a Change in Control occurs upon the occurrence of any of the following: (1) when our incumbent Board of Directors cease to constitute a majority of the Board of Directors; (2) except in the case of certain issuances or acquisitions of stock, when any person acquires a

25% or more ownership interest in the outstanding combined voting power of our then outstanding securities; or (3) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, unless (a) the beneficial owners of our combined voting power immediately prior to the transaction continue to own 50% or more of the combined voting power of our then outstanding securities, (b) no person acquires a 25% or more ownership interest in the combined voting power of our then outstanding securities, and (c) at least a majority of the members of the Board of Directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction.

The following table summarizes the value of the payments that each of our named executive officers would receive if a change in control occurred on December 31, 2010, independent of whether the executive incurs a termination of employment. Upon the occurrence of a change in control followed by the executive’s termination by us without Cause or the executive’s resignation for Good Reason, the executive would also be entitled to the severance benefits set forth above.

Mr. Peters
Value of Unvested Equity Awards(1)	1,283,333
Value of Unvested Restricted Cash Awards(2)	1,150,000
TOTAL	2,433,333
Ms. Pruitt
Value of Unvested Equity Awards(1)	666,667
TOTAL	666,667
Mr. Engstrom
Value of Unvested Equity Awards(1)	766,667
TOTAL	766,667

(1)	Represents the value of unvested awards of restricted stock and restricted stock units, as applicable, which are valued as of year-end 2010 based upon the fair market value of our common stock on December 31, 2010, the last day in our 2010 fiscal year ($10).

(2)	Represents the value of unvested restricted cash awards. For further information regarding restricted cash awards, see the discussion in the section entitled Equity Grants under “Material Terms of 2010 compensation”.

Compensation Risk Assessment

The Risk Management Committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external exposures. Through its continuous process of review, we have concluded that our compensation policies are not reasonably likely to have a material adverse effect on us.

Director Compensation

Our independent directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our 2006 Incentive Plan, as amended. In 2010, the Compensation Committee reviewed the compensation payable to our independent directors. In conducting this review, the Compensation Committee took into account, among other things, the substantial time and effort required of our directors, the value to our company of retaining experienced directors with a history at our company, the successful completion of our transition to self-management, and our overall financial strength and growth, as well as the results of a 2008 NAREIT survey regarding director compensation and a 2009 report from Towers Watson. On May 20, 2010, based upon the recommendation of the Compensation Committee, our board approved certain amendments to our independent director compensation plan, each of which is described below.

Annual Retainer.  Our independent directors receive an annual retainer of $50,000.

Annual Retainer, Committee Chairman.  Effective May 20, 2010, the board increased the annual retainer payable to the chairman of the Audit Committee from $7,500 to $15,000 and increased the annual retainer payable to the chairman of each of the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Risk Management Committee from $7,500 to $12,500. These retainers are in addition to the annual retainer payable to all independent board members for board service.

Meeting Fees.  Our independent directors receive $1,500 for each board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone. An additional $1,000 is paid to the committee chair for each committee meeting attended in person or by telephone. Effective May 20, 2010, if a board meeting is held on the same day as a committee meeting, the independent directors will receive a fee for each meeting attended.

Equity Compensation.  Upon initial election to our Board of Directors, each independent director receives 5,000 shares of restricted common stock. Effective May 20, 2010, our board increased the number shares of restricted common stock each independent director is entitled to receive upon his or her subsequent election each year from 5,000 to 7,500 restricted shares. The shares of restricted common stock vest as to 20% of the shares on the date of grant and on each anniversary thereafter over four years from the date of grant.

Expense Reimbursement.  We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors.

Independent directors do not receive other benefits from us. Our non-independent director, Mr. Peters, does not receive any compensation in connection with his service as a director.

The following table sets forth the compensation earned by our independent directors for the year ended December 31, 2010:

Director Compensation Table for 2010

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards	Total
Name	($)	($)(1)	($)

W. Bradley Blair, II	133,000	75,000	208,000
Maurice J. DeWald	128,000	75,000	203,000
Warren D. Fix	126,000	75,000	201,000
Larry L. Mathis	121,000	75,000	196,000
Gary T. Wescombe	129,000	75,000	204,000

(1)	Reflects the aggregate grant date fair value of restricted stock awards granted to the directors, determined in accordance with ASC Topic 718. For information regarding the grant date fair value of awards of restricted stock, see Note 14, Stockholders’ Equity, to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 25, 2011. On December 8, 2010, each of the independent directors received 7,500 shares of restricted common stock. The aggregate number of shares of restricted common stock held by each independent director as of December 31, 2010 is as follows: Mr. Blair, 22,500; Mr. DeWald, 22,500; Mr. Fix, 26,006; Mr. Mathis, 28,025; and Mr. Wescombe, 22,500.

Compensation Committee Interlocks and Insider Participation

During 2010, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix and Gary T. Wescombe, all of whom are independent directors, served on our Compensation Committee. None of them was an officer or employee of our company in 2010 or any time prior thereto. During 2010, none of the members of the Compensation Committee had any relationship with our company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or Compensation Committee, or similar committee, of another entity, one of whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

EQUITY COMPENSATION PLANS

The following table gives information as of December 31, 2010 about the common stock that may be issued under our equity compensation plan.

Number of
	Number of Securities to be	Weighted Average	Securities
	Issued Upon Exercise of	Exercise Price of	Remaining
	Outstanding Options,	Outstanding Options,	Available for Future
Plan Category	Warrants and Rights(2)	Warrants and Rights(3)	Issuance(4)

Equity compensation plans approved by security holders(1)	43,334	—	1,387,500
Equity compensation plans not approved by security holders	—	—	—

Total	43,334	—	1,387,500

(1)	2006 Incentive Plan.

(2)	Includes shares issuable pursuant to conversion of restricted stock units. Does not include 364,333 outstanding shares of restricted stock granted under the 2006 Incentive Plan.

(3)	Excludes restricted stock and restricted stock units that convert to shares of common stock for no consideration.

(4)	Includes approximately 1,387,500 shares that are available for issuance pursuant to grants of full-value stock awards, such as restricted stock and restricted stock units as of December 31, 2010. As discussed above, on February 24, 2011, our board approved the Amended and Restated 2006 Incentive Plan, which increased the number of shares available for grant thereunder from 2,000,000 to 10,000,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of September 8, 2011, the number of shares of our common stock beneficially owned by: (1) any person who is known by us to be the beneficial owner of more than 5.0% of the outstanding shares of our common stock, (2) our directors, (3) our named executive officers and (4) all of our directors and executive officers as a group. The percentage of common stock beneficially owned is based on 227,967,902 shares of our common stock outstanding as of September 8, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days.

	Number of
	Shares
	Beneficially
Name of Beneficial Owners(1)	Owned(2)	Percentage

Scott D. Peters	385,000	*
Kellie S. Pruitt	143,195	*
Mark D. Engstrom	153,815	*
W. Bradley Blair, II	22,500	*
Maurice J. DeWald	22,500	*
Warren D. Fix	27,523	*
Larry L. Mathis	28,025	*
Gary T. Wescombe	22,500	*

Directors and executive officers as a group (8 persons)	805,058	*

*	Represents less than 1.0% of our outstanding common stock.

(1)	The address of each beneficial owner listed is c/o Healthcare Trust of America, Inc., The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254.

(2)	Includes vested and non-vested shares of restricted common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10.0% of a registered security of the company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2010 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transition: Self-Management

Upon the effectiveness of our initial offering on September 20, 2006, we entered into an advisory agreement with Grubb & Ellis Healthcare REIT Advisor, LLC, our former advisor, and Grubb & Ellis Realty Investors, LLC, or GERI, and a dealer manager agreement with Grubb & Ellis Securities, Inc., our former dealer manager. These agreements entitled our former advisor, our former dealer manager and their affiliates to specified compensation for certain services as well as reimbursement of certain expenses.

In 2008, we announced that we were going to transition to become a self-managed company. As part of our transition to self management, on November 14, 2008, we amended and restated the advisory agreement effective as of October 24, 2008, to reduce acquisition and asset management fees, eliminate the need to pay disposition or internalization fees, to set the framework for our transition to self-management and to create an enterprise value for our company. On November 14, 2008, we also amended the partnership agreement for our operating partnership. Pursuant to the terms of the partnership agreement as amended, our former advisor had the ability to elect to defer its right, if applicable, to receive a subordinated distribution from our operating partnership after the termination or expiration of the advisory agreement upon certain liquidity events if specified stockholder return thresholds were met. This right was subject to a number of conditions and had been the subject of dispute between the parties, as well as monetary and other claims.

On May 21, 2009, we provided notice to Grubb & Ellis Securities that we would proceed with a dealer manager transition pursuant to which Grubb & Ellis Securities ceased to serve as our dealer manager for our initial offering at the end of the day on August 28, 2009. Commencing August 29, 2009, Realty Capital Securities, or RCS, an unaffiliated third party, assumed the role of dealer manager for the remainder of the offering period. The advisory agreement expired in accordance with its terms on September 20, 2009.

On October 18, 2010, we and our former advisor and certain of its affiliates entered into a redemption, termination and release agreement, or the redemption agreement. Pursuant to the redemption agreement, we redeemed the limited partnership interest held by our former advisor in our operating partnership, including rights to any subordinated distribution, and we made a one time payment of $8.0 million dollars. In addition, pursuant to the redemption agreement the parties resolved all monetary claims and other matters between them, and entered into various releases and other resolution provisions with respect to the parties and related persons, including our Chief Executive Officer and President, Scott D. Peters. We believe that the execution of the redemption agreement represents the final stage of our successful transition from Grubb & Ellis and that the redemption agreement further positions us to take advantage of potential strategic opportunities in the future.

Fees and Expenses Paid to Former Affiliate

Subordinated Distribution upon Termination

Upon termination of the advisory agreement, other than a termination by us for cause, our former advisor was entitled to receive, subject to a number of conditions, a distribution from our operating partnership in an amount equal to 15.0% of the amount, if any, by which: (1) the fair market value of all of the assets of our operating partnership as of the date of the termination (determined by appraisal), less any indebtedness secured by such assets, plus the cumulative distributions made to us by our operating partnership from our inception through the termination date, exceeded (2) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an annual 8.0% cumulative, non-compounded return on average invested capital through the termination date. As of the expiration of our advisory agreement on September 20, 2009, no amounts were due based on the foregoing formula.

Pursuant to the terms of the amendment to the partnership agreement dated November 14, 2008, our former advisor had the ability to elect to defer its right, if applicable, to receive a subordinated distribution from our operating partnership after the termination or expiration of the advisory agreement upon certain liquidity events if specified stockholder return thresholds were met. As discussed above, pursuant to the redemption agreement, we redeemed the limited partner interest that our former advisor held in our operating partnership, including all rights with respect to a subordinated distribution.

Certain Conflict Resolution Restrictions and Procedures

In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•	We will not purchase or lease any asset (including any property) in which our directors or any of their affiliates has an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction, that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•	We will not sell or lease assets to any of our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•	We will not make any loans to any of our directors or any of their affiliates. In addition, any loans made to us by our directors or any of their affiliates must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•	We will not invest in any joint ventures with any of our directors or any of their affiliates unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint ventures.

Our Board of Directors recognizes that transactions between us and any of our directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and our stockholders. Therefore, as a general matter and consistent with our charter and code of ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our Board of Directors has adopted a Related Person Transactions Policy which provides that our Nominating and Corporate Governance Committee will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for their review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are (i) in, or are not inconsistent with, the best interests of us and our stockholders, as the Nominating and Corporate Governance Committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.

In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director’s immediate family members are related persons.

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the Compensation Discussion and Analysis above, our executive compensation program is designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Specifically, this compensation program is intended: (1) to reward demonstrated performance and to incentivize future performance by our executives, employees and directors, where such performance results in added value to our company and our stockholders, in the short, mid, and long term, (2) to retain key executive personnel, (3) to further align the interests of our executives, employees and directors with those of our stockholders, and (4) to address the strategic positioning of our company consistent with our peers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement for the annual meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and narrative discussion.

The say-on-pay vote is advisory, and therefore not binding on HTA, our Board of Directors or the Compensation Committee. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE
OFFICER COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate, on an advisory, non-binding basis, how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 2 contained in this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the company, and therefore our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that a triennial advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a regular basis.

Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, every year, every two years, or every three years, or you may abstain from voting on this proposal.

The option of one year, two years or three years that receives a majority of all the votes cast at a meeting at which a quorum is present will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. This vote is advisory and not binding on HTA or our Board of Directors and the Board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve named executive officer compensation as it deems appropriate.

A scheduling vote similar to this Proposal No. 3 will occur at least once every six years.

The Board of Directors recommends a vote “FOR” the option of every three years as the frequency with which stockholders are provided future advisory votes on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP, or Deloitte, to be our independent registered public accounting firm for the fiscal year ending December 31, 2011. A representative of Deloitte is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.

Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;
AUDIT AND NON-AUDIT FEES

Deloitte has served as our independent auditors since April 24, 2006 and audited our consolidated financial statements for the years ended December 31, 2010, 2009, 2008 and 2007.

The following table lists the fees for services billed by our independent auditors for 2010 and 2009:

Services	2010	2009

Audit Fees(1)	$1,496,000	$1,221,000
Audit related fees(2)	—	—
Tax fees(3)	284,000	77,000
All other fees	—	—

Total	$1,780,000	$1,298,000

(1)	Audit fees billed in 2010 and 2009 consisted of the audit of our annual consolidated financial statements, a review of our quarterly consolidated financial statements, and statutory and regulatory audits, consents and other services related to filings with the SEC, including filings related to our offerings.

(2)	Audit related fees consist of financial accounting and reporting consultations.

(3)	Tax services consist of tax compliance and tax planning and advice.

Pre-Approval Policies

The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.

All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the principal financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chairperson of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte & Touche. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairperson of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

All services rendered by Deloitte for the years ended December 31, 2010 and December 31, 2009 were pre-approved in accordance with the policies and procedures described above.

Auditor Independence

The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2010 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.

The Audit Committee reviewed with Deloitte & Touche, LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from the independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the Securities and Exchange Commission, or the SEC.

The Audit Committee discussed with Deloitte & Touche, LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche, LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 25, 2011. This report is provided by the following independent directors, who constitute the Audit Committee:

Maurice J. DeWald, Chairman
W. Bradley Blair, II
Warren D. Fix
Larry L. Mathis
Gary T. Wescombe

ANNUAL REPORT

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 was mailed to stockholders on or about April 29, 2011. Our Annual Report on Form 10-K is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of the Code of Ethics, which will be provided without charge, by writing to Healthcare Trust of America, Inc. at The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, www.htareit.com, as necessary.

PROPOSALS FOR 2012 ANNUAL MEETING

Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2012 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at The Promenade, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than June 1, 2012, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

If a stockholder wishes to present a director nomination or other business proposal at the 2012 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than May 2, 2012 and no later than 5:00 p.m., Eastern Time, on June 1, 2012. Any stockholder nominations or proposals not received by us by June 1, 2012, will be considered untimely and, if presented at the 2012 Annual Meeting of Stockholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act.

OTHER MATTERS

We will mail a proxy card together with this proxy statement to all stockholders of record at the close of business on or about September 29, 2011. The only business to come before the annual meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the annual meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

It is important that proxies be returned promptly. Therefore, stockholders are urged to date, sign and return the accompanying proxy card in the accompanying return envelope or by fax to (781) 633-4036 or by telephone by dialing toll-free (866) 977-7699 or by the internet at www.eproxy.com/hta.

Vote by FAX: Fax the completed proxy card to 781-633-4036 until 5:00 p.m. Mountain Standard Time on November 8, 2011 If Voting by Mail Remember to sign and date form below. Please ensure the address to the right shows through the window of the enclosed postage paid return envelope. t PROXY TABULATOR PO BOX 55046 BOSTON, MA 02205-9303 HEALTHCARE TRUST OF AMERICA, INC. PO BOX 55046 BOSTON MA 02205-9930 Your Proxy Vote is Important! You can authorize a proxy to cast your vote and otherwise represent you at the 2011 Annual Meeting of Stockholders in one of four ways: Vote by Internet: Authorize your proxy online at www.eproxy.com/hta. Until 5:00 p.m. Mountain Standard Time on November 8, 2011. Vote by Phone: Call our toll free number at 1-866-977-7699, to authorize your proxy until 5:00 p.m. Mountain Standard Time on November 8, 2011. Vote by Mail: Please complete, sign and date this form. Fold and return your entire ballot in the enclosed postage paid return envelope. HEALTHCARE TRUST OF AMERICA, INC. ANNUAL MEETING OF STOCKHOLDERS NOVEMBER 9, 2011 PROXY CARD Solicited by the Board of Directors Please Authorize Your Proxy to Vote by November 8, 2011 The undersigned stockholder of Healthcare Trust of America, Inc., a Maryland corporation, hereby appoints Scott D. Peters and Kellie S. Pruitt, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2011 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. to be held on November 9, 2011 at 9:00 a.m. local time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, and any and all postponements and adjournments thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast, and otherwise to represent the undersigned, at such meeting and all postponements and adjournments thereof, with all power possessed by the undersigned as if personally present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the annual meeting or any postponement or adjournment thereof, including matters incident to its conduct or a motion to adjourn the meeting to another time and/or place for the purpose of soliciting additional proxies. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 9, 2011: The proxy statement, proxy card and 2010 annual report are available at www.eproxy.com/hta. SIGN, DATE and RETURN: When shares are held by joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the company is given written notice to the contrary and furnished with a copy of the instrument or order which so provides. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such under signature. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person. t Signature Signature Format 4I 00075-00003-0000-1-7000365312037 Date

. The Board of Directors recommends a vote “For All Nominees” in Proposal 1, “For” Proposals 2 and 4 and for “Three Years” on Proposal 3. If this proxy is duly executed and returned and no voting instructions are given, such proxy will be voted “For All Nominees” named in Proposal 1, “For” Proposals 2 and 4 and for “Three Years” on Proposal No. 3. Please mark boxes as in the example X Election of Directors — The election of each of the six director nominees listed below to serve until the 2012 annual meeting of stockholders and until their successor are duly elected and qualify. (1) Scott D. Peters (2) W. Bradley Blair, II (3) Maurice J. DeWald (4) Warren D. Fix (5) Larry L. Mathis (6) Gary T. Wescombe To withhold authority to vote for any individual No nominee(s) write the number(s) of the nominee(s) 2. Advisory vote on named executive officer compensation. . 2 Amendments to the Company’s Charter. 2 Amendments to the Company’s Charter. 2 Amendments to the Company’s Charter. FOR AGAINST ABSTAIN 3. Advisory vote on frequency of future advisory votes on named Three Years Two Years One Year Abstain executive officer compensation. FOR AGAINST ABSTAIN 4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 Please check box at right if you plan on attending the Annual Meeting of Stockholders on November 9, 2011. You may obtain directions to attend the 2011 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.